Mining Services International
                                     Exhibit 21

                                List of Subsidiaries

Name of Subsidiary                                                  Ownership %
---------------------------                                      ---------------

Nevada Chemicals, Inc., a Nevada corporation                            100%

Cyanco, unincorporated joint venture of Nevada Chemicals, Inc.           50%

Turon-MSI Ltd., an Uzbekistan limited liability company                  51%

Central Asia Chemicals Limited (previously Turon-MSI Ltd.), a Grand
Cayman company                                                           50%

Cayman Mining Services Limited, a Grand Cayman company                   50%

MSI Chemicals Limited, a Grand Cayman company                           100%

West Africa Chemicals Limited, a Mauritius company                       50%